INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

Reconfirms 2019 Financial Guidance, Issues Preliminary 2020 Guidance and
Announces Date of Fourth Quarter 2019 Earnings Call

Indianapolis, IN - February 20, 2020 --- Infrastructure and Energy Alternatives, Inc. (“IEA” or the “Company”) (NASDAQ: IEA), a leading infrastructure construction company with specialized energy and heavy civil expertise, today announced that the Company’s Chief Financial Officer, Andrew Layman, has voluntarily resigned to pursue other opportunities. Mr. Layman’s departure is not based on any disagreement with the Company’s accounting principles, practices or financial statement disclosures.

“On behalf of the entire executive management team and Board of Directors, I would like to thank Andy for his contributions to IEA over the past five years,” said J.P. Roehm, IEA’s Chief Executive Officer. “Since joining IEA, Andy has been an instrumental part of our Company, from supporting the completion of our initial public offering to ensuring the successful integration of several notable strategic acquisitions that have significantly diversified our platform. We wish Andy the best of luck in his future endeavors.”

IEA’s Board of Directors has appointed Peter J. Moerbeek as Chief Financial Officer on an interim basis, effective immediately. Mr. Moerbeek has over three decades of experience in financial and operational leadership positions across the engineering, construction and utility industries. Since February 2019, Mr. Moerbeek has served as an advisor to the Company’s Board of Directors.

Prior to his advisory role at IEA, Mr. Moerbeek had retired from Primoris Service Corporation (NASDAQ: PRIM), a publicly traded specialty construction and infrastructure company, where he was Executive Vice President, Chief Financial Officer and a Director from 2009 to 2018. Before Primoris, he served in multiple director and C-suite positions at private and public manufacturing and utility companies.

“Over the past year, we were very fortunate to have Pete serve as an advisor to our Board,” commented Mr. Roehm. “We are beginning a nationwide search for a permanent Chief Financial Officer. In the meantime, Pete and I will work together to ensure a seamless transition.”

Reconfirmation of 2019 Financial Guidance

IEA reconfirms its financial guidance for the full year ended December 31, 2019. Revenue for full year 2019 is expected to be in the range of $1.3 billion to $1.4 billion, and Adjusted EBITDA is expected to be in the range of $90.0 million to $110.0 million. For a reconciliation of Adjusted EBITDA, please see the table at the end of this release.

Balance Sheet & Liquidity Measures

Through strategic efforts in 2019 to recapitalize the Company’s balance sheet and reduce its debt position, IEA saw significant improvements in its capital structure and liquidity. As of December 31, 2019, the Company had $147.3 million of cash and cash equivalents and total debt of $362.5 million, which consisted of $182.7 million outstanding under its term loans, $175.4 million of Series B Preferred Stock and $4.5 million of commercial equipment loans. At the end of the fourth quarter, the Company also had $29.0 million of availability under its credit facility. Based on the Company’s estimated cash and debt amounts as of December 31, 2019, IEA expects a net leverage ratio of approximately 1 times trailing twelve months Adjusted EBITDA, which represents a more than 300% reduction from the Company’s net leverage ratio as of September 30, 2019.

2020 Preliminary Outlook

IEA is now a significantly larger and much more diversified engineering and construction business and is very well positioned for positive results in 2020. IEA remains confident in its long-term growth outlook driven primarily by a strong existing backlog, growing pipeline of new business opportunities and continued tailwinds across all of its end markets.

For the full year 2020, IEA anticipates revenue in the range of $1.5 billion to $1.65 billion and Adjusted EBITDA in the range of $105 million to $125 million. For a reconciliation of Adjusted EBITDA, please see the table at the end of this release.

Fourth Quarter and Full Year 2019 Conference Call

IEA will issue its full financial results for the fourth quarter and year ended December 31, 2019 and confirm its 2020 guidance ranges before the market opens on Wednesday, March 11, 2020. Management will conduct a conference call that day at 11:00 am Eastern Time to discuss the quarterly results.

To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure & Energy Alternatives’ Fourth Quarter 2019 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at https://ir.iea.net/ at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will also be archived on the Company’s website for 30 days or by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and providing the PIN code: 13698964.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with specialized energy and heavy civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country. IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of three Tier 1 wind energy contractors in the United States and has completed more than 200 wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this press release, regarding preliminary financial results, future financial performance, business strategies, expectations for our business, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

Some factors that could cause actual results to differ include:

•	availability of commercially reasonable and accessible sources of liquidity and bonding;

•	our ability to generate cash flow and liquidity to fund operations;

•	the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;

•
our ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of Consolidated Construction Solutions I LLC (including its wholly owned subsidiaries Saiia LLC (“Saiia”) and the American Civil Constructors LLC (the “ACC Companies”) (collectively, “CCS”), and William Charles Construction Group, including Ragnar Benson (collectively, “William Charles”);

•	consumer demand;

•	our ability to grow and manage growth profitably;

•	the possibility that we may be adversely affected by economic, business, and/or competitive factors;

•	market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;

•
our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;

•
the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;

•	the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;

•	customer disputes related to the performance of services;

•	disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;

•	our ability to replace non-recurring projects with new projects;

•	the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;

•	the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;

•	fluctuations in maintenance, materials, labor and other costs;

•	our beliefs regarding the state of the renewable wind energy market generally; and

•	the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2018, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact

Peter J. Moerbeek	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
pete.moerbeek@iea.net	iea@addoir.com
765-828-2568	310-829-5400

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from estimated net income (loss) to estimated Adjusted EBITDA for December 31, 2019:

	For the year ended
(in thousands)	December 31, 2019
	Low	High
Net income (loss)	$2,000	$9,100
Interest expense, net	50,000	52,000
Depreciation and amortization	47,500	49,500
Provision (benefit) for income taxes	(2,000)	(1,000)
EBITDA	97,500	109,600
Non-cash stock compensation expense	4,000	4,400
Acquisition integration costs (1)	10,400	12,100
Contingent consideration fair value adjustment (2)	(23,100)	(17,500)
Project settlement legal fees (3)	1,200	1,400
Adjusted EBITDA	$90,000	$110,000

(1)	Acquisition Integration costs related to CCS and William Charles include legal, consulting, personnel and other costs associated with the acquisitions of CCS and William Charles.

(2)
Reflects an adjustment to the fair value of its contingent consideration incurred in connection with the Company's merger and initial public offering transactions in March 2018. The contingent consideration fair value adjustment is a mark-to-market adjustment based on the Company not anticipating reaching EBITDA requirements outlined in the original agreement.

(3)
Project settlement legal fees reflect fees related to extreme weather-related events that occurred on projects at the end of 2018. These project legal costs were significantly higher due to the complexity of the settlement process when compared to non-weather related projects.

The following table outlines the reconciliation from 2020 projected net income to 2020 projected Adjusted EBITDA for the periods indicated using relevant estimated figures:

	Guidance
	For the year ended December 31, 2020
(in thousands)	Low Estimate	High Estimate
Revenue	$1,500,000	$1,650,000

Net loss	$(5,000)	$(1,000)

Interest expense, net	55,500	66,500
Depreciation and amortization	50,400	55,000
Provision for income taxes	(400)	(1,000)
EBITDA	100,500	119,500

EBITDA Margin	6.7%	7.2%

Non-cash stock compensation expense	4,500	5,500
Adjusted EBITDA	$105,000	$125,000

% Adjusted EBITDA Margin	9.0%	9.2%